Exhibit 10.3

CLOUD PEAK ENERGY INC.
EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I

PURPOSE AND SCOPE OF THE PLAN

Section 1.1             Purpose.  The Cloud Peak Energy Inc. Employee Stock Purchase Plan is intended to encourage employee participation in the ownership and economic progress of the Company.

Section 1.2             Definitions.  Unless the context clearly indicates otherwise, the following terms have the meaning set forth below:

“Board of Directors” or “Board” shall mean the Board of Directors of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with any applicable regulations issued thereunder.

“Committee” shall mean the committee of officers established by the Board to administer the Plan, which Committee shall administer the Plan as provided in Section 1.3 hereof.

“Common Stock” shall mean shares of the common stock, par value $0.01 per share, of the Company.

“Company” shall mean Cloud Peak Energy Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

“Compensation” shall mean the fixed salary or base wage paid by the Company to an Employee as reported by the Company to the United States government (or other applicable government) for income tax purposes, including an Employee’s portion of salary deferral contributions pursuant to Code Section 401(k) and any amount excludable pursuant to Code Section 125, but excluding any bonus, fee, overtime pay, severance pay, expenses, stock option or other equity incentive income, or other special emolument or any credit or benefit under any employee plan maintained by the Company.

“Continuous Service” shall mean the period of time, uninterrupted by a termination of employment (other than a termination as a result of a transfer of employment among the Parent, the Company or a Designated Subsidiary), that an Employee has been employed by the Company, a Designated Subsidiary or the Parent (or any combination of the foregoing) immediately preceding an Offering Date.  Such period of time shall include any approved leave of absence.

“Designated Subsidiary” shall mean each subsidiary of the Company set forth on the attached Schedule A and as may be authorized from time to time by the Committee to participate in the Plan.

“Employee” shall mean any person who is employed by the Company or a Designated Subsidiary as a common law employee.  Any individual who performs services for the Company or a Designated Subsidiary solely through a leasing or employment agency shall not be considered an Employee.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Exercise Date” shall mean the last business day of each Plan Year, or such other date(s) as determined by the Committee.

“Fair Market Value” as of a particular date shall mean the fair market value of a share of Common Stock as determined by the Administrator in its sole discretion; provided, however, that (i) if the Common Stock is admitted to trading on a national securities exchange, the fair market value of a share of Common Stock on any date shall be the closing sale price reported for such share on such exchange on such date or, if no sale was reported on such date, on the last day preceding such date on which a sale was reported, or (ii) if the shares of Common Stock are not then listed on a national securities exchange, the average of the highest reported bid and lowest reported asked prices for the shares of Common Stock as reported by the National Association of Securities Dealers, Inc. Automated Quotations System for the last preceding date on which there was a sale of such stock in such market, or (3) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market or the value of such shares is not otherwise determinable, such value as determined by the Committee in good faith and in accordance with Code Section 409A.

“Maximum Offering” shall mean the maximum number of shares of Common Stock that may be issued to each Participant under the Plan during any given time period.  Unless otherwise determined by the Committee, the Maximum Offering during any single Option Period shall be the largest number of whole shares of Common Stock determined by multiplying $2,083 by the number of full months in the Option Period and dividing the result by the Fair Market Value on the Option Period commencement date of such Option Period.

“Offering Date” shall mean the first business day of each Plan Year, or such other date(s) as determined by the Committee.

“Option Period” or “Period” shall mean each Plan Year commencing on the Effective Date as specified by the Committee in accordance with Section 1.4.

“Option Price” shall mean the purchase price of a share of Common Stock hereunder as provided in Section 3.1 hereof.

“Parent” shall mean any corporation in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing

50% or more of the total combined voting power of all classes of stock of one of the other corporations in such chain.

“Participant” shall mean any Employee who (i) is eligible to participate in the Plan under Section 2.1 hereof and (ii) elects to participate.

“Plan” shall mean the Company’s Employee Stock Purchase Plan, as the same may be amended from time to time.

“Plan Account” or “Account” shall mean an account established and maintained in the name of each Participant.

“Plan Manager” shall mean any Employee appointed pursuant to Section 1.3 hereof.

“Plan Year” shall mean the twelve (12) month period commencing on the Effective Date as determined by the Committee pursuant to Section 1.4, and each successive twelve (12) month period thereafter, or such other period as may be specified by the Committee.

“Stock Purchase Agreement” shall mean the form prescribed by the Committee or the Company which must be completed and executed by an Employee who elects to participate in the Plan.

Section 1.3             Administration of Plan.  Subject to oversight by the Board of Directors or the Board’s Compensation Committee, the Committee shall have the authority to administer the Plan and to make and adopt rules and regulations not inconsistent with the provisions of the Plan or the Code.  The Committee shall adopt the form of Stock Purchase Agreement and all notices required hereunder.  Its interpretations and decisions in respect to the Plan shall, subject as aforesaid, be final and conclusive.  The Committee shall have the authority to appoint an Employee as Plan Manager and to delegate to the Plan Manager such authority with respect to the administration of the Plan as the Committee, in its sole discretion, deems advisable from time to time.

Section 1.4             Effective Date of Plan.  The Plan shall become effective on the date established for that purpose by the Committee, if, prior to that date, the Plan (i) has been adopted by the Board of Directors of the Company and (ii) has been approved by an affirmative vote of a majority of votes cast by the holders of the Company’s common stock in person or by proxy and entitled to vote on the proposal, at a meeting at which a quorum is present; provided that the Committee shall select the first day of a calendar month as the Effective Date.  The first Plan Year shall commence on the Effective Date and end on the date that is twelve (12) months thereafter.

Section 1.5             Extension or Termination of Plan.  The Plan shall continue in effect through the tenth anniversary of the Effective Date, unless terminated prior thereto pursuant to Section 4.3 hereof, or by the Board of Directors or the Compensation Committee of the Board, each of which shall have the right to extend the term of or terminate the Plan at any time.  Upon any such termination, the balance, if any, in each Participant’s Account shall be refunded to him, or otherwise disposed of in accordance with policies and procedures prescribed by the Committee in cases where such a refund may not be possible.

ARTICLE II

PARTICIPATION

Section 2.1             Eligibility.  Each Employee who is customarily employed as a full time employee of the Company or a Designated Subsidiary shall be eligible to participate in the Plan beginning on the later of the Effective Date or the date that he or she completed six (6) months of Continuous Service.  Each Employee who is customarily employed as a part-time Employee of the Company or a Designated Subsidiary shall be eligible to participate in the Plan beginning on the later of the Effective Date or the date as of which he or she has completed one year of Continuous Service and been credited with at least one thousand (1,000) “hours of service” (as that term is defined in the  Cloud Peak Energy 401(k) Plan).  All employment with the Company and/or a Designated Subsidiary prior to the Effective Date shall be counted for purposes of determining eligibility to participate in the Plan.  For purposes of this Section 2.1, whether an Employee is “customarily employed” shall be determined by the Committee based on the Company’s or Designated Subsidiary’s policies and procedures in effect from time to time.  No Employee may participate in the Plan if said Employee, immediately after an Offering Date, would be deemed for purposes of Code Section 423(b)(3) to possess five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, its Parent or any subsidiary.

Section 2.2             Ineligible Employees.  Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted a right to purchase shares of Common Stock under the Plan to the extent that:

(a)           immediately after the grant, such Employee would own stock, and/or hold or own options, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, the Parent or any subsidiary corporation (determined under the rules of Sections 423(b)(3) and 424(d) of the Code);

(b)           immediately after the grant, such Employee’s right to purchase Company Stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company and any related company would accrue at a rate which exceeds $25,000 in Fair Market Value of such Company Stock (determined at the time such purchase right is granted) for each calendar year in which such purchase right would be outstanding at any time; or

(c)           such Employee is an officer or director who is subject to the reporting requirements under Section 16(a) of the Exchange Act.

Section 2.3             Payroll Deductions.  Payment for shares of Common Stock purchased hereunder shall be made by authorized payroll deductions from each payment of Compensation in accordance with instructions received from a Participant.  Said deductions shall be expressed as a whole dollar amount, but in any event such deductions shall not exceed two hundred dollars ($200) per pay period and four thousand eight hundred dollars ($4,800) per Plan

Year.  A Participant may increase or decrease the deduction on one occasion per Option Period.  During an Option Period, a Participant may discontinue payroll deductions but have the payroll deductions previously made during that Option Period remain in the Participant’s Account to purchase Common Stock on the next Exercise Date, provided that he or she is an Employee as of that Exercise Date.  Any amount remaining in the Participant’s Account after the purchase of Common Stock shall be refunded without interest upon the written request of the Participant.  Any Participant who discontinues payroll deductions during an Option Period may again become a Participant for a subsequent Option Period by executing and filing another Stock Purchase Agreement in accordance with Section 2.1.  Amounts deducted from a Participant’s Compensation pursuant to this Section 2.3 shall be credited to said Participant’s Account.

ARTICLE III

PURCHASE OF SHARES

Section 3.1             Option Price.  The Option Price per share of the Common Stock sold to Participants hereunder shall be the lesser of (i) ninety percent (90%) of the Fair Market Value of the Common Stock on the Offering Date, or (ii) ninety percent (90%) of the Fair Market Value of the Common Stock on the last day of the Option Period; provided, however, that the Option Price per share of the Common Stock may be adjusted for subsequent Option Periods by the Committee subject to the requirements of Section 423 of the Code (and in no event shall the Option Price per share be less than the par value of the Common Stock).

Section 3.2             Purchase of Shares.  On each Exercise Date, the amount in a Participant’s Account shall be charged with the aggregate Option Price of the largest number of shares of Common Stock, including fractional shares, which can be purchased with said amount.  The balance, if any, in such account shall be carried forward to the next succeeding Option Period.

Section 3.3             Limitations on Purchase.  Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option under the Plan if, immediately after the grant, such Employee’s right to purchase Common Stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company and any related company would accrue at a rate which exceeds $25,000 in Market Value of such Common Stock (determined at the time such purchase right is granted) for each calendar year in which such purchase right would be outstanding at any time.

To the extent necessary to comply with Code Section 423(b)(8) and the limitations on purchase in this Section 3.3, a Participant’s payroll deductions may be decreased to 0% during any Option Period which is scheduled to end during any calendar year, such that the aggregate of all payroll deductions accumulated with respect to such Option Period and any other Option Period ending within the same calendar year is no greater than twenty-five thousand dollars ($25,000).  Payroll deductions shall re-commence at the rate provided in such Participant’s Stock Purchase Agreement at the beginning of the first Option Period which is scheduled to end in the following calendar year, unless suspended by the Participant pursuant to Section 2.3 of the Plan.

Section 3.4             Transferability of Rights.  Rights to purchase shares hereunder shall be exercisable only by the Participant.  Such rights shall not be transferable.

ARTICLE IV

PROVISIONS RELATING TO COMMON STOCK

Section 4.1             Common Stock Reserved.  There shall be a maximum of [500,000] shares of Common Stock reserved for the Plan, subject to adjustment in accordance with Section 4.2 hereof.  The aggregate number of shares which may be purchased under the Plan shall not exceed the number of shares reserved for the Plan.

Section 4.2             Adjustment for Changes in Common Stock.  In the event that adjustments are made in the number of outstanding shares of Common Stock or said shares are exchanged for a different class of stock of the Company or for shares of stock of any other corporation by reason of merger, consolidation, stock dividend, stock split or otherwise, the Committee shall make appropriate adjustments in (i) the number and class of shares or other securities that may be reserved for purchase, or purchased, hereunder, and (ii) the Option Price.  All such adjustments shall be made in the sole discretion of the Committee, and its decision shall be binding and conclusive.

Section 4.3             Insufficient Shares.  If the aggregate funds available for purchase of Common Stock on any Exercise Date would cause an issuance of shares in excess of (x) the number provided for in Section 4.1 hereof or (y) the Maximum Offering, (i) the Committee shall proportionately reduce the number of shares which would otherwise be purchased by each Participant in order to eliminate such excess and (ii) the Plan shall automatically terminate immediately after such Exercise Date.

Section 4.4             Confirmation.  Confirmation of each purchase of Common Stock hereunder shall be made available to the Participant in either written or electronic format.  A record of purchases shall be maintained by appropriate entries on the books of the Company (or in such other manner as specified by the Committee).

Section 4.5             Rights as Shareholders.  The shares of Common Stock purchased by a Participant on an Exercise Date shall, for all purposes, be deemed to have been issued and sold as of the close of business on such Exercise Date.  Prior to that time, none of the rights or privileges of a shareholder of the Company shall exist with respect to such shares.

ARTICLE V

TERMINATION OF PARTICIPATION

Section 5.1             Voluntary Withdrawal.  A Participant may withdraw from the Plan at any time by filing notice of withdrawal prior to the close of business on an Exercise Date.  Upon withdrawal, the entire amount, if any, in a Participant’s Account shall be refunded to him without interest.  Any Participant who withdraws from the Plan may again become a Participant in accordance with Section 2.1 hereof.

Section 5.2             Termination of Eligibility.  If a Participant Retires, he may elect to (i) withdraw the entire amount, if any, in his Plan Account, or (ii) have said amount used to purchase whole shares of Common Stock pursuant to Section 3.2 hereof on the next succeeding Exercise Date and have any remaining balance refunded without interest.

If a Participant ceases to be eligible under Section 2.1 hereof for any reason other than retirement, the dollar amount and the number of unissued shares in such Participant’s Account will be refunded or distributed to the Participant, or, in the case of death, the Participant’s designated beneficiary or estate, or otherwise disposed of in accordance with policies and procedures prescribed by the Committee in cases where such a refund or distribution may not be possible.

ARTICLE VI

GENERAL PROVISIONS

Section 6.1             Notices.  Any notice which a Participant files pursuant to the Plan shall be made on forms prescribed by the Committee and shall be effective only when received by the Company.

Section 6.2             Condition of Employment.  Neither the creation of the Plan nor participation therein shall be deemed to create any right of continued employment or in any way affect the right of the Company or a Designated Subsidiary to terminate an Employee.

Section 6.3             Withholding of Taxes; Other Charges.  Each Participant shall, no later than the date as of which the value of an option under the Plan and/or shares of Common Stock first becomes includible in the income of the Participant for income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any taxes of any kind required by law to be withheld with respect to such option or shares of Common Stock.  The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

In particular, to the extent a Participant is subject to taxation under U.S. Federal income tax law, if the Participant makes a disposition, within the meaning of Code Section 424(c) of any share or shares of Common Stock issued to Participant pursuant to Participant’s exercise of an option, and such disposition occurs within the two-year period commencing on the day after the Offering Date or within the one-year period commencing on the day after the Exercise Date, Participant shall, within ten (10) days of such disposition, notify the Company thereof and thereafter immediately deliver to the Company any amount of federal, state or local income taxes and other amounts which the Company informs the Participant the Company may be required to withhold.

Participants shall be solely responsible for any commissions or other charges imposed with respect to the purchase or sale of shares of Common Stock pursuant to the terms of this Plan.

Section 6.4             Amendment of the Plan.  The Board of Directors or the Board’s Compensation Committee may at any time, or from time to time, amend the Plan in any respect, except that, without approval of the shareholders, no amendment may increase the aggregate number of shares reserved under the Plan other than as provided in Section 4.2 hereof, materially increase the benefits accruing to Participants or materially modify the requirements as to eligibility for participation in the Plan.  Any amendment of the Plan must be made in accordance with applicable provisions of the Code and/or any regulations issued thereunder, any other applicable law or regulations, and the requirements of the principal exchange upon which the Common Stock is listed.

Section 6.5             Application of Funds.  All funds received by the Company by reason of purchases of Common Stock hereunder may be used for any corporate purpose.

Section 6.6             Legal Restrictions.  The Company shall not be obligated to sell shares of Common Stock hereunder if counsel to the Company determines that such sale would violate any applicable law or regulation.

Section 6.7             Gender.  Whenever used herein, use of any gender shall be applicable to both genders.

Section 6.8             Governing Law.  The Plan and all rights and obligations thereunder shall be constructed and enforced in accordance with the laws of the State of Delaware and any applicable provisions of the Code and the related regulations.

SCHEDULE A

DESIGNATED SUBSIDIARIES

Cloud Peak Energy Resources LLC

Cloud Peak Energy Services Company

Cloud Peak Energy Finance Corp.

Caballo Rojo Holdings LLC

NERCO LLC

Cordero Mining Holdings LLC

Caballo Rojo LLC

NERCO Coal LLC

Cordero Oil and Gas LLC

Cordero Mining LLC

Antelope Coal LLC

Kennecott Coal Sales LLC

NERCO Coal Sales LLC

Northern Coal Transportation LLC

Prospect Land and Development LLC

Resource Development LLC

Sequatchie Valley Coal Corporation

Spring Creek Coal LLC

Western Minerals LLC